Exhibit 99.1


                  Refco Names Three New Independent Directors

     NEW YORK, Feb. 3 /PRNewswire-FirstCall/ -- Refco Inc. (OTC:RFXCQ) said today that it has appointed Stephen J. Friedman, Bradley Eric Scher and Wallace
O. Sellers to serve as new, independent members of the company's board of directors.

     "Messrs. Friedman, Scher and Sellers bring a wide breadth of experience to our board of directors," said Harrison J. Goldin, chief executive officer of Refco. "In view of the directors' professional credentials, integrity and independence, the board is now well equipped to understand and, to the greatest extent possible, bring into line the many competing interests in the Refco bankruptcy proceedings and guide an equitable process that maximizes value for all constituents. We look forward to the contributions these directors will bring to the estate."

     Mr. Friedman has been dean of Pace University School of Law since July 2004. Prior to that, he was a senior partner at Debevoise & Plimpton LLP, where he was co-chairman of the firm's corporate department from 1993 to 2000. He has also served as executive vice president and general counsel of The Equitable Companies Incorporated and its subsidiary, The Equitable Life Assurance Society of the United States and was an executive vice president of the E.F. Hutton Group Inc. Mr. Friedman was as a commissioner of the Securities and Exchange Commission from 1980 to 1981 and deputy assistant secretary of the Treasury for Capital Markets Policy from 1978-1979.

     Since 2002, Mr. Scher has been the managing member of Ocean Ridge Capital Advisors, LLC, a financial advisory company established to assist investors, managements and boards of directors of financially and/or operationally underperforming companies. From 1990 to 1996 and 1996 to 2002, he managed portfolios of distressed investments at Teachers Insurance and Annuity Association of America and PPM America, Inc., respectively.

     Mr. Sellers is the retired president, chief executive officer and a founder of Enhance Financial Services Group, Inc., the first monoline reinsurer for the financial guarantee industry. He had previously held various management positions, including Senior Director of Securities Research, at Merrill Lynch & Co.

     The new directors join Stephen Brecher, previously elected to the Board, who was for many years a senior partner at KPMG.

     Cautionary Note Regarding Forward-Looking Statements

     This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of the 1995. In this press release, all statements other than statements of historical fact are forward-looking statements that involve risks and uncertainties and actual results could differ materially from those set forth in the forward-looking statements. These forward-looking statements are based on assumptions that we have made in light of our experience and on our perceptions of historical events, current conditions, expected future developments and other factors we believe are appropriate under the circumstances. Because of these factors, we caution that you should not place undue reliance on any of our forward-looking statements. Further, any forward-looking statement speaks only as of today. It is impossible for us to predict how new events or developments may affect us. The Company disclaims any intention or obligation to update or revise any forward-looking statements, either to reflect new information or developments or for any other reason.

     CONTACT: Sandra Sternberg, +1-310-788-2850, or James Craig, or Steven Goldberg, all of Sitrick and Company Inc., +1-212-573-6100, for Refco Inc.